October 17, 2016

Deutsche Bank Trust Company Americas,
as Depositary in respect of the ADSs
referred to below
60 Wall Street
New York, NY 10005
United States

Ladies and Gentlemen,

We refer to the Registration Statement filed by you on Form F-6 (the “Registration Statement”) relating to American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“Receipts”), each ADS representing one third of one share of common stock of Ono Pharmaceutical Co Ltd.

In rendering the opinion set forth herein, we have assumed that (i) at the time the ADSs are issued, the Registration Statement will be effective, (ii) the relevant Deposited Securities (as defined in the form of Receipt included in the Registration Statement) will have been legally issued and duly deposited with a custodian for the Depositary under and in accordance with the terms of the Receipts and all applicable laws and regulations and (iii) insofar as any obligation under the Receipts is to be performed in any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in that jurisdiction by virtue of the law of that jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by Receipts that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Receipt and the Registration Statement, will be validly issued and will entitle the registered holders thereof to the rights specified in the form of Receipt.

The foregoing opinion is limited to the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.  In giving such consent, we do not admit hereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ WHITE & CASE LLP

FF-B:BCP